UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 17, 2012

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES

CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 17, 2012, IBM and Toshiba TEC announced a definitive agreement under which Toshiba TEC will acquire IBM’s Retail Store Solutions business.  The press release is Attachment I of this Form 8-K.  Attachment II contains information about this transaction that has been posted on IBM’s Investor Relations website (www.ibm.com/investor/).

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 18, 2012

	By:	/s/ Maureen Sladek
Maureen Sladek
Associate General
Counsel &
Assistant Secretary

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ATTACHMENT I

Toshiba TEC to Acquire IBM’s Retail Store

Point-of-Sale Solutions Business; Agreement Allows Both to Tap Growing Smarter Commerce Opportunity

•                  Creates world’s leading retail Point-of-Sale systems and solutions business

•                  Multi-year Business Partner agreement between IBM and Toshiba TEC would integrate retail store solutions for Smarter Commerce

•                  Transaction of approximately US$850 million; Deal expected to close late in second quarter or early in third quarter of 2012

ARMONK, NY & TOKYO — 17 Apr 2012: IBM (NYSE: IBM), the leader in Smarter Commerce, and Toshiba TEC Corporation (TSE:6588), Japan’s leading maker of point-of-sale systems and related technology for retailers, today announced a definitive agreement under which Toshiba TEC will acquire IBM’s Retail Store Solutions (RSS) business, which offers retail point-of-sale solutions worldwide. Upon completion of the transaction, Toshiba TEC would become the world’s foremost retail point- of-sale systems company, offering hardware, software and integrated in-store solutions, and will team with IBM to bring the Smarter Commerce experience to retailers and their customers worldwide.

The purchase price is approximately US$850M (JPY: 68B).

As part of the transaction, Toshiba TEC will enter into a multi-year agreement with IBM in which Toshiba TEC will become an IBM Premier Business Partner for Smarter Commerce. This agreement will help ensure that IBM’s portfolio of enterprise-level Smarter Commerce solutions and services, which extend from the corporate data center to the local retail store, and Toshiba TEC’s customer-facing retail store point-of-sale (POS) solutions are available to customers worldwide to meet the growing demand for multi-channel commerce.

It is expected that upon completion of the deal, Toshiba TEC, a subsidiary of Toshiba Corporation, will acquire RSS’s overall business operation functions globally, including development, sales and related in-store maintenance. Toshiba TEC’s retail store point-of-sale solutions operation will benefit from a worldwide distribution and sales network, enhanced product and solution selection for customers and decades of innovation by both companies.

The transaction is expected to close late in the second quarter or early in the third quarter of 2012 subject to the satisfaction of regulatory requirements and customary closing conditions. Subsequent closings will occur subject to similar conditions, local agreements and the information and consultation process in applicable countries.

Retailers, including those with global store operations, will benefit from accelerated development of new products and solutions for regional and geographic needs.  Toshiba TEC customers also will benefit from a “one-stop retail store solution” providing comprehensive support —planning, maintenance and services — to help them accelerate new store deployments worldwide.

In 2011, IBM announced a major Smarter Commerce initiative that helps businesses automate and infuse intelligence into their procurement, marketing, sales and customer service functions to better serve today’s empowered online consumer in the era of mobile and social networks.  In a time when brands can be built or broken across the Web within minutes — and customers expect the same quality experience from all channels — businesses need to adapt with technology that quickly responds or even anticipates customer needs across any sales channel at any time.

“Together, IBM and Toshiba TEC represent the broadest multi-channel offerings worldwide,” said Craig Hayman, general manager, Industry Solutions, IBM Software Group. “The pace of retail expansion requires a strategy to serve this dynamic marketplace. This acquisition by Toshiba TEC creates not only the world’s leading point-of-sale company, but also a key business partner for IBM in its strategically important Smarter Commerce initiative. Retailers can invest with confidence in the proven abilities of these two leaders to deliver multi-channel commerce to more demanding consumers who want the same experience shopping online, in-store, mobile, social or by any other means.”

“The opportunities in retail store solutions are expected to grow by increasing demand in POS systems.  In addition, demand for multi-channel integration and enhancement of store back office management accelerates further expansion of sales,” said Mamoru Suzuki, president and CEO, Toshiba TEC.  “Toshiba TEC will become the world’s foremost point-of-sale provider capable of providing products and services at the same level of high quality. It also will allow Toshiba TEC to expand its global point-of-sales business through a combination of the competitive product lineup and worldwide network proven by Toshiba TEC’s and Retail Store Solutions’ history of the business.”

The acquisition will enable Toshiba TEC to seek expanded opportunities to deliver new value to customers, including mass merchandisers, specialty and convenience stores and fast food restaurants.  Toshiba TEC also expects to generate new retail business opportunities based on synergies with its printing solutions business combined with the RSS sales network.

“Toshiba warmly welcomes this agreement,” said Norio Sasaki, president and CEO, Toshiba.  “Toshiba TEC enjoys a strong presence in retail store solutions in Asia-Pacific, including Japan, and we are confident that this acquisition will support expansion in North America, Europe and the emerging economies.  I also expect this significant step to support innovation and the creation of new business opportunities for Toshiba Group.”

While the transaction is being completed, the companies will continue to operate independently.  After the transaction closes, IBM will continue to provide maintenance services to RSS clients under a multi-year services agreement.  Retail Store Solutions customer service and product availability will continue as usual as the RSS operations are integrated.

Additional Transaction Details

A new holding company will be established in Japan.  This company will hold the equity of a number of companies organized in countries around the world. Toshiba TEC will acquire an 80.1 percent stake in this holding company and in order to promote a smooth transfer, IBM will hold a 19.9 percent stake in the holding company.  Eventually, the holding company will become a wholly owned subsidiary of Toshiba TEC.  The new companies, including the holding company, will continue to operate Retail Store Solutions’ business worldwide as Toshiba TEC’s core retail point-of-sale solution affiliates.

Steven D. Ladwig, currently general manager, IBM Retail Store Solutions, will become the chief executive officer (CEO) of the new US company with headquarters in Raleigh, North Carolina.

A portion of the aggregate purchase price will be paid on the closing date and on the first anniversary of the closing.  The remaining portion will be paid on the third anniversary in exchange for IBM’s 19.9 percent equity interest.

The Retail Store Solutions revenue in 2011 was approximately (US)$1.15 billion with approximately 1,000 employees worldwide plus maintenance specialists. Over time, maintenance specialists are expected to join the new companies subject to local business conditions and completion of local information and consultation processes.

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About Toshiba TEC

More information about Toshiba TEC may be found at http://www.toshibaTEC.co.jp/en/

About IBM

More information about IBM may be found at:

http://www.ibm.com/smarterplanet/us/en/smarter_commerce/overview/

More information about the transaction may be found at http://www.ibm.com/products/retail/announcement/index.html

Contact(s) information

Yukari Takahashi

Keisuke Shimizu

Toshiba TEC Corporation

Tel +81-3-6422-7009

FAX +81-3-6422-7111

koho@toshibatec.co.jp

Steve Eisenstadt

IBM Media Relations

Tel: +1 (914) 766-8009

saeisens@us.ibm.com

Joseph Hanley

IBM Media Relations

Tel: +44 (0)78 0350 2318

hanleyj@uk.ibm.com

June Namioka

IBM Media Relations

Tel: +81-3-3808-5196

june@jp.ibm.com

ATTACHMENT II

IBM to Sell Retail Store Point-of-Sale Solutions Business to Toshiba TEC;
Creates Strategic Partnership to Address Growing Smarter Commerce Opportunity

On April 17, 2012, IBM and Toshiba TEC announced a definitive agreement for the sale of IBM’s Retail Store Solutions business to Toshiba TEC, and a multi-year business partner agreement between IBM and Toshiba TEC to integrate retail store solutions for Smarter Commerce.

A copy of the announcement press release is available here http://www.ibm.com/press/us/en/pressrelease/37446.wss

Strategic Rationale

In 2011, IBM announced a major Smarter Commerce initiative that helps businesses automate and infuse intelligence into their procurement, marketing, sales and customer service functions to better serve today’s empowered online consumer.  To successfully scale out the significant Smarter Commerce opportunity, a strong ecosystem of partners is required.  After the transaction closes, Toshiba TEC will be the world’s leading retail point-of-sale systems provider, with necessary scale and resources to address the retail space.  IBM will continue its strategic focus and investment in the build out of its smarter commerce capabilities where it provides the most value — managing transactions and data, and applying analytics.  Together, IBM and Toshiba TEC will have the broadest multi-channel offerings worldwide.

Transaction Details and Business Relationships

IBM will sell its overall Retail Store Solutions business operations to Toshiba TEC, a subsidiary of Toshiba Corporation.  Toshiba TEC will establish a holding company which will have its worldwide headquarters in Raleigh, NC and sales offices throughout the world. The holding company will initially be owned 80.1 percent by Toshiba TEC and 19.9 percent by IBM.  After a three year period, the holding company will become a wholly-owned subsidiary of Toshiba TEC.

In addition, IBM and Toshiba TEC will enter a multi-year agreement in which Toshiba TEC will become an IBM Premier Business Partner for Smarter Commerce.

In an effort to ensure a smooth transition for the new company and for IBM’s clients, IBM will provide a series of fee-based services.

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•                  IBM will provide maintenance services to Retail Store Solutions clients under a service agreement for three years from closing. Over time, IBM’s maintenance specialists are expected to join the new company, depending on local business conditions and completion of local information and consultation processes.

•                  IBM will also provide transition support services in IT and a variety of business process services for three years.

In addition, IBM will provide the use of its brand for three years.

The transaction will be completed as soon as is practical, subject to the satisfaction of regulatory requirements and customary closing conditions.  The transaction is expected to be completed in phases, with the initial closing expected in late second quarter or early third quarter of 2012, and subsequent closings by the end of the year.  During the period between signing and closing, IBM will maintain its current business operations.

Financial Implications

Proceeds and Gain

The transaction price is $850 million and as consideration, IBM will receive approximately $800 million in cash, net of closing date working capital adjustments.  In addition, IBM will receive a 19.9 percent ownership for three years in the holding company.

A portion of the aggregate purchase price will be received on the initial closing date and on the first anniversary of the closing.  The remaining portion will be paid on the third anniversary in exchange for IBM’s equity interest.

IBM expects to recognize a total pre-tax gain on the sale of between $450 million and $550 million. This gain will be recognized consistent with the closing schedule for the transaction.

The exact amount of the gain and the breakdown by closing date is not yet determinable and will be disclosed when the closing occurs. The variables that can impact the final gain include the valuation of the final balance sheet transferred, the valuation of other related agreements and transaction-related expenses.

The company expects that additional workforce rebalancing charges, primarily outside the United States, will effectively offset the gain when it is recognized.

Revenue and Profit Impact

IBM’s Retail Store Solutions division is reported in IBM’s Systems and Technology segment, and the associated maintenance operations are a part of the Global Technology Services business.  In 2011, this combined business delivered $1.15 billion of revenue.

After closing, IBM’s revenue will be reduced by almost a point of growth per quarter for the first year, net of the services agreement.  The ongoing operational impact post-divestiture will not be significant to earnings per share in any quarter.

The net impact of the gain, offset by workforce rebalancing charges, along with impact of the loss of the Retail Store Solutions business is included in the 2012 operating earnings per share expectations discussed during IBM’s first quarter 2012 earnings call.

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